EXHIBIT 10.1

Arbinet-thexchange, Inc.

Tower II, Suite 450

120 Albany Street

New Brunswick, New Jersey 08901

June 11, 2007

Mr. J. Curt Hockemeier

8 Coldstream Court

Skillman, NJ 08558

Re: Resignation Agreement

Dear Curt:

You have indicated your intention to resign from employment with Arbinet-thexchange, Inc. (the “Company”). This letter (the “Agreement”) sets forth the agreement that we have reached regarding your resignation from employment.

The Agreement is intended to establish an arrangement for ending your employment in a mutually agreeable manner, including by permitting you to resign and receive severance pay and related benefits consistent with the severance pay and benefits you would have received pursuant to the terms of the March 29, 2000 employment letter (“Employment Letter”) if you had been terminated from employment without cause. Absent this Agreement, you acknowledge that you would not be entitled to any severance, benefits or equity enhancements upon resignation from employment.

Regardless of whether you enter into this Agreement you are obligated, among other things, to comply with the provisions set forth in the Employee Inventions and Confidentiality Agreement agreed to by you and the Company (the “Confidentiality Agreement”) and the Stock Option Agreement dated May 31, 2002, Stock Option Agreement dated August 19, 2002, Stock Option Agreement dated February 28, 2003, Restricted Stock Award Agreement dated June 30, 2003, Stock Option Agreement dated January 8, 2004, Incentive Stock Option Agreement dated February 23, 2005, Incentive Stock Option Agreement dated February 23, 2005, Restricted Stock Unit Agreement dated August 25, 2005, Nonstatutory Stock Option Agreement dated November 16, 2006, and Performance Share Award Agreement dated November 16, 2006 you entered into with the Company (collectively, the “Equity Agreements”).

The Company shall provide you with the right to continue group medical and dental insurance coverage after the Resignation Date under the law known as COBRA. The terms for the opportunity will be set forth in separate correspondence. Your eligibility to participate in any other employee benefit plan and programs of the Company shall cease on or after the Resignation Date (as defined below) in accordance with the applicable benefit plan or program terms.

The remainder of this letter is an agreement between you and the Company. In exchange for the promises and representations set forth below, you and Company agree as follows:

1.	Resignation from Employment

This confirms that you are hereby resigning from employment with the Company effective June 11, 2007 (the “Resignation Date”). On or before the Company’s first payroll date following the Resignation Date, the Company shall pay you all salary through the Resignation Date plus all pay for all accrued but unused vacation.

2.	Notice Period

For the sixty (60) day period immediately following the Resignation Date (“Notice Period”), you will continue to vest in equity awards previously granted to you as if you continued to be employed during the Notice Period.

3.	Severance Pay

The Company shall pay you severance pay in the form of one time a lump sum payment of Five Hundred Twenty Four Thousand Six Hundred Thirty Nine Dollars and Seventy Two Cents ($524,639.72), which is comprised of:

• 14 months base salary (12 months of severance plus 60 days notice pay)	$490,000
• Reimbursement for COBRA payments for a period of one year following the end of the Notice Period plus an amount equal to potential employer contributions to Arbinet’s retirement plan for one year, which amount cannot exceed $25,000	$25,000
• Amount equivalent to the employer portion of COBRA payments, accrued vacation and potential employer contributions to the Company’s retirement plan during Notice Period	$9,639.72

The Company will make this lump sum payment to you within 48 hours after this Agreement becomes effective.

4.	Equity Awards.

(a) Stock Options. All stock options that you held to purchase shares of the Company’s common stock pursuant to the Company’s Amended and Restated 1997 Stock Incentive Plan (the “1997 Plan”) or the Company’s 2004 Stock Incentive Plan, as amended (the “2004 Plan” and together with the 1997 Plan, the “Stock Option Plans”), as applicable, that were not vested as of your Resignation Date (“Unvested Option Shares”) lapsed on the Resignation Date and are not exercisable. However, in consideration for you entering into this Agreement and provided that you abide by the terms herein, the Company shall allow you to vest 52,930 of the

Unvested Option Shares as of the Resignation Date (“Additional Options”). You will have a right to exercise your vested stock options (including the Additional Options) within six (6) months of the Resignation Date by following the procedures in the applicable Equity Agreements and the Stock Option Plans. You acknowledge and agree that any and all rights or remedies you have, had, may have or may have had with respect to the remaining 46,875 Unvested Option Shares are terminated as of the Resignation Date.

The post-employment exercise of any stock options shall be subject to the terms of the Equity Agreements and the Stock Option Plans.

You acknowledge that the following is an accurate summary of all of your stock options in the Company as of the Resignation Date:

Grant Date	Stock Option Plan	Total Number of Option Shares Outstanding	Vested Option Shares		Unvested Option Shares		Exercise Price
May 31, 2002	1997 Plan	912	912		0		$0.16
August 19, 2002	1997 Plan	20,221	20,221		0		$0.16
February 28, 2003	1997 Plan	5,730	5,730		0		$0.16
January 8, 2004	1997 Plan	23,437	23,437	(1)	0		$8.32
February 23, 2005	2004 Plan	150,000	150,000		0		$25.15
February 23, 2005	2004 Plan	50,000	50,000		0		$25.15
November 16, 2006	2004 Plan	150,000	103,125	(2)	46,875	(2)	$5.51

(1)	This number includes the 2,930 Additional Options you received pursuant to the terms of this Agreement.
(2)	This number includes the 50,000 Additional Options you received pursuant to the terms of this Agreement.

(b) Restricted Stock. All shares of restricted stock that you held pursuant to the 1997 Plan that were not vested as of your Resignation Date (“Unvested Restricted Stock”) lapsed on the Resignation Date and are not exercisable. However, in consideration for you entering into this Agreement and provided that you abide by the terms herein, the Company shall allow you to vest all of the Unvested Restricted Stock as of the Resignation Date (“Additional Restricted Stock”).

You acknowledge that the following is an accurate summary of all of your restricted stock in the Company as of the Resignation Date:

Grant Date	Stock Option Plan	Total Number of Shares of Restricted Stock Outstanding	Vested Restricted Stock		Unvested Restricted Stock
June 30, 2003	1997 Plan	93,749	93,749	(1)	0

(1)	The Company shall accelerate vesting with respect to all of the Unvested Restricted Stock.

(c) Restricted Stock Units. All restricted stock units that you held to receive shares of the Company’s common stock pursuant to the 2004 Plan that were not vested as of your Resignation Date (“Unvested Restricted Stock Units”) lapsed on the Resignation Date and are not exercisable. However, in consideration for you entering into this Agreement and provided that you abide by the terms herein, the Company shall allow you to vest 22,224 of the Unvested Restricted Stock Units as of the Resignation Date (“Additional Units”). You acknowledge and agree that any and all rights or remedies you have, had, may have or may have had with respect to the remaining 22,224 Unvested Restricted Stock Units are terminated as of the Resignation Date.

You acknowledge that the following is an accurate summary of all of your restricted stock units in the Company as of the Resignation Date:

Grant Date	Stock Option Plan	Total Number of Restricted Stock Units Outstanding	Vested Restricted Stock Units		Unvested Restricted Stock Units
August 25, 2005	2004 Plan	66,670	44,446	(1)	22,224

(1)	This number includes the 22,224 Additional Units you received pursuant to the terms of this Agreement.

(d) Performance Shares. You acknowledge and agree that, as of the Resignation Date, all performance shares that you held to receive shares of the Company’s common stock pursuant to the 2004 Plan lapsed on the Resignation Date and are not exercisable (the “Forfeited Performance Shares”). You acknowledge and agree that any and all rights or remedies you have, had, may have or may have had with respect to the Forfeited Performance Shares are terminated as of the Resignation Date.

5.	Tax Treatment

The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

6.	Confidentiality Agreement

You acknowledge and agree that the Confidentiality Agreement you entered into with the Company shall remain in full force and effect and is hereby incorporated by reference.

7.	Non Competition and Non Solicitation

(a) You agree for one year following the Resignation Date (the “Restricted Period”), you will not enter into Competition with the Company. “Competition” shall mean participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in competition with any business conducted by the Company or its affiliates (a “Competitor”) in any jurisdiction where the Company and/or its affiliates conduct as of the Resignation Date such business, which shall be deemed to include, without limitation, any business activity or jurisdiction which is covered by or included in a written proposal or business plan existing on the Resignation Date; provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly-held company, (ii) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in the aforesaid Competition; or (iii) any activity engaged in with the prior written approval of the Board of Directors. The Company acknowledges that you serving on the board of directors, advising or being an employee of Cedar Point Communications and/or Core180, Inc. are approved.

(b) You agree that, during the Restricted Period, you will not, directly or indirectly (i) solicit, recruit or hire any non-administrative or non-clerical employee of the Company for the purpose of being employed by you or by any Competitor of the Company on whose behalf you are acting as an agent, representative or employee and that you will not convey any confidential information or trade secrets about other employees of the Company to any other person or (ii) influence or attempt to influence customers or suppliers of the Company or its affiliates to direct their business to any Competitor of the Company.

(c) You acknowledge that the restrictive covenants contained herein are reasonable and necessary for the protection of the business of the Company and its affiliates and that part of the compensation to be paid under this Agreement is in consideration for these restrictive covenant provisions. If any restriction set forth with regard to competition or solicitation of employees or customers is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area, it shall be interpreted to extend over a maximum period of time, range of activities or geographic area as to which it may be enforceable. You further acknowledge and consent that the Company would, by reason of such competition or solicitation of employees or customers, be entitled, in addition to all other remedies, to injunctive relief in a court of appropriate jurisdiction prohibiting you from competing with the Company or its affiliates and/or from engaging in solicitation in violation of this Agreement.

8.	Mutual Releases of Claims

(a) By offering you the opportunity to enter into this Agreement, the Company is not admitting that it violated any legal or other obligation to you.

In consideration for, among other terms, permitting you to receive the above-described severance pay, benefits and equity enhancements to which you acknowledge you otherwise would not be entitled after resigning from employment, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former trustees, officers, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from any and all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge;

•	of breach of contract;

•	of retaliation or discrimination under federal, state or local law;

•	of defamation or other torts;

•	of violation of public policy;

•	for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees;

provided, however, that this release shall not affect your vested rights under the Company’s Section 401(k) plan or your rights under this Agreement or any rights that you may have to indemnification under the Company’s current Amended and Restated Certificate of Incorporation and Second Amended and Restated By-laws and applicable director and officer insurance policy.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim. As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

(b) In consideration for, among other terms, your release of Claims pursuant to this Section 8, the Company voluntarily releases and forever discharges you generally from all claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against you, including, without limitation, all Claims relating to your employment by the Company; provided, however, that this release shall not preclude any Claims arising out of any criminal or fraudulent conduct on your part (the Company is currently unaware of any basis for any such Claims).

9.	Future Cooperation

You agree to cooperate reasonably with the Company (including its outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which the Company believes you may have knowledge or information. You further agree to make yourself reasonably available at mutually convenient times as reasonably deemed necessary by the Company’s counsel. The Company shall not utilize this Section 9 to require you to make yourself available to an extent that would unreasonably interfere with employment responsibilities that you may have. You agree to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company calls you as a witness. The Company shall reimburse you for any reasonable business travel expenses that you incur on the Company’s behalf as a result of your cooperation services after receipt of appropriate documentation.

10.	Press Release

On the Resignation Date, the Company shall issue a mutually-agreed upon press release in which it shall state that you resigned from your employment effective June 11, 2007.

11.	Legally Binding

This Agreement is a legally binding document and your signature will commit you to its terms. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement, and that you are voluntarily entering into this Agreement.

12.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

13.	Enforcement

(a) Jurisdiction. You and the Company hereby agree that the state and federal courts of New York shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b) Relief. You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 6, 7, or 8 and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 6, 7, or 8 the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond. In addition, in the event that you breach any portion of Section 7(a) or Section 7(b), you agree that the restrictions of Section 7(a) or Section 7(b), as applicable, shall remain in effect for the period of such breach notwithstanding the period of one (1) year set forth above and you further agree that the same restrictions shall apply for a period of one (1) year commencing effective upon the cessation of any such breach.

14.	Enforceability

If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.	Waiver

No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of New York, without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

17.	Entire Agreement

This Agreement along with the Confidentiality Agreement and the Equity Agreements as modified by Section 5 herein, constitute the entire agreement between you and the Company relating to the subject matter herein. This Agreement supersedes any previous agreements or understandings between you and the Company, including, without limitation, the Employment Letter.

18.	Time for Consideration

To accept this Agreement, you must return a signed original of this Agreement so that it is received by the undersigned at or before 7:00 a.m. on Monday, June 11, 2007. This Agreement shall become effective upon execution.

19.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

Please indicate your agreement to the terms of this Agreement by signing and returning to me the original of this letter within the time period set forth above.

Very truly yours,

ARBINET-THEXCHANGE, INC.

By:	/s/ Robert C. Atkinson	June 11, 2007
	Robert C. Atkinson	Date
Chairman of the Board of Directors

The foregoing is agreed to and accepted by:

/s/ J. Curt Hockemeier		June 11, 2007
J. Curt Hockemeier		Date